Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1) "BT Securities Corporation" is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of December 19, 1996 of $575,000. Bankers Trust Company, an affiliate of BT Securities Corporation is the Agent and a lender under a credit facility with Continental Micronesia, Inc., a 91% subsidiary of Continental Airlines, Inc., and is the trustee under the indenture relating to the 6-3/4% Convertible Subordinated Notes. BT Securities Corporation and its affiliates have performed other investment banking and banking services for Continental Airlines, Inc. and/or its affiliates in the past, for which they received customary compensation, and may in the future provide such services.

2)   The Principal Amount of Registered Notes held by "HBK Main
     Street Investments L.P." is increased as of December 23,
     1996 to $14,315,000.

3)   The Principal Amount of Registered Noted held by "HBK
     Securities Ltd." is increased as of December 23, 1996 to $5,185,000.

The date of this Prospectus Supplement is December 23, 1996.